EXHIBIT (21) SUBSIDIARIES OF THE REGISTRANT

NAME                                                STATE OF INCORPORATION

Alanco Environmental Manufacturing, Inc.            Nebraska

Alanco Environmental Technology                     People's Republic of China
                                                   (Beijing) Co. Ltd.

Fry Guy Inc.                                        Nevada